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                                                                   EXHIBIT 10.21




                              EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT executed this 1st day of February, 1996, by and between CHANCELLOR RADIO BROADCASTING COMPANY, a Delaware corporation and a subsidiary of Chancellor Broadcasting Company ("EMPLOYER") and SAMUEL WELLER ("EMPLOYEE");

                                  WITNESSETH:

    WHEREAS, the EMPLOYER is the owner and operator of radio broadcast stations KXKL-AM & FM and KZDG-FM or that certain station located at 92.5 MHz in Denver, Colorado (the "Denver Stations"), and KMLE-FM, Phoenix, Arizona (the "Phoenix Station") (together the "STATIONS") and desires to employ EMPLOYEE as Executive Vice President and General Manager of the Denver Stations; and further as Executive Vice President and Regional Manager of the STATIONS; and

    WHEREAS, EMPLOYEE desires to be employed by EMPLOYER in such capacity and under such terms and conditions as hereinafter set forth.

    NOW THEREFORE, in consideration of the mutual covenants and promises made by the parties and intending to be legally bound, the parties agree as follow:

    1. EMPLOYMENT. EMPLOYER hereby employs EMPLOYEE in the capacity of a full-time Executive Vice-President and General Manager of the Denver Stations and Executive Vice President and Regional Manager of the Phoenix Station and EMPLOYEE accepts employment upon the terms and conditions hereinafter set forth.

    2.   TERM.   The basic term of this Agreement shall be for a term of
twenty-three (23) months commencing February 1, 1996, and terminating at 12:00 midnight on December 31, 1997. EMPLOYEE hereby accepts such employment for such term, subject however to prior termination as herein provided.

    3.   EMPLOYMENT AND DUTIES.

         (a) The EMPLOYER agrees to employ EMPLOYEE in the capacity as Executive Vice-President and General Manager of the Denver Stations and Regional Manager of the Phoenix Station. EMPLOYEE shall diligently devote his full time and efforts to the business and affairs of the EMPLOYER. The EMPLOYEE shall have such duties and powers that are commensurate and consistent with those of an Executive Vice-President, Regional Manager and General Manager in the radio industry subject to the authority and direction of the President, Chief Executive Officer or other authorized person(s) of EMPLOYER. EMPLOYEE shall report directly to Steven Dinetz, President and Chief Executive Officer of EMPLOYER. In addition, EMPLOYEE shall assume such other corporate responsibilities, duties and authority as may be delegated to him from time-to-time by the EMPLOYER.




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         (b) During the term hereunder, EMPLOYEE shall devote all of his skills solely to the business interest of EMPLOYER. EMPLOYEE shall not, during the term hereof, be interested, directly or indirectly, in any manner, as a partner, officer, director, stockholder, advisor, investor, creditor, or employee in any other broadcast station, cable television operator, or daily newspaper or in any business competitive with the EMPLOYER'S business;
provided, however, that nothing contained shall be deemed to prevent EMPLOYEE from investing his personal funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, provided he does not own more than two percent (2%) thereof.

         (c) During the term of this Agreement, EMPLOYEE shall notify EMPLOYER within forty-eight (48) hours of any solicitation of EMPLOYEE for employment, including any oral or written contract, offer or inquiry in which a position of employment, consulting arrangement or affiliation is discussed. During the term of this Agreement, EMPLOYEE will not enter into, nor engage in negotiations for agreements, whether oral or written, relating to employment, consulting or affiliation and/or any other arrangements with or for any radio broadcast station or broadcast company located in the markets in which the Company owns or operates any radio station.

    4.   COMPENSATION.    As compensation for EMPLOYEE services, EMPLOYER
hereby agrees to pay EMPLOYEE, and EMPLOYEE agrees to accept:

         (a) BASE SALARY ("SALARY"). Payable in equal monthly amounts (in accordance with EMPLOYER'S payroll policies) at the following rates: for the period commencing on February 1, 1996, up through and including December 31, 1996, a base salary at an annual rate of Two Hundred Fifty Thousand Dollars ($250,000.00); and for the period commencing on January 1, 1997, up through and including December 31, 1997, at an annual rate of Two Hundred Sixty-Two Thousand and Five Hundred Dollars ($262,500.00). That at 12:00 P.M. (midnight) on December 31, 1997, the employment relationship between the EMPLOYER and EMPLOYEE shall automatically terminate, unless terminated previously pursuant to the terms of this Agreement and/or extended in writing and signed by the parties. That upon automatic termination, the EMPLOYER shall not be obligated to pay the Employee any further salary, benefits, other than bonuses that may have been earned to date.

         (b) QUARTERLY PERFORMANCE BONUS. EMPLOYEE shall be eligible, beginning with the commencement of this Agreement, to earn a Quarterly Performance Bonus Compensation award based upon certain Broadcast Cash Flow ("BCF") projections subject to state and federal taxes, for each quarter, until the termination of this Agreement on December 31, 1997, and/or prior thereto, in accordance with the terms hereof. The EMPLOYEE must have fully completed two (2) full months of employment of each quarter during the term of this Agreement to be eligible for any Quarterly Performance Bonus. The said Quarterly Performance Bonus shall be up to Twenty Thousand Dollars ($20,000.00) per quarter and shall be earned if each of the STATIONS achieve the Broadcast Cash Flow ("BCF") projections as are set forth in EXHIBIT "A" which is attached hereto, on an annualized basis. The Employee acknowledges the said projections and accepts them as the standard upon which the Quarterly Performance Bonus shall be calculated subject to Paragraph 4(e) below.





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         (c) OVERRIDE BONUS.  EMPLOYEE shall be eligible to earn a ten percent
(10%) Override Bonus for the Denver Stations only of that portion of the BCF that exceeds $2,741,000.00 for the period commencing on the date of this Agreement up through and including December 31, 1996. In order to be eligible for said Override Bonus, EMPLOYEE must be employed by EMPLOYER on September 30 of each contract year and have completed at least three (3) complete quarters of employment in any contract year.

Any Quarterly Performance Bonus shall be paid in the last payroll period in the month following the end of the said quarter(1). The Override Bonus earned by EMPLOYEE under this section, shall be paid no later than April 30 of the following year.

         (d) PAYMENT OR NON-PAYMENT OF BONUSES IN THE EVENT OF TERMINATION OF
EMPLOYMENT: FOR "CAUSE", WITHOUT "CAUSE" OR BASED ON DEATH/DISABILITY. Notwithstanding the foregoing, the said Quarterly Performance Bonus and Override Bonus payable with respect to any contract year, in the event of termination shall be paid/not paid as follows:

                 (i) If EMPLOYEE is terminated for "cause" (Paragraph 10) or voluntarily resigns before the end of any contract year, the EMPLOYEE shall not be paid any Quarterly Bonus or Override Bonus for the quarter in which said termination takes place nor will the employee earn the Override.

                 (ii) If EMPLOYEE'S employment hereunder is terminated without cause pursuant to Paragraph 11, or for Disability or Death pursuant to Paragraph 9 and subject to the eligibility requirements to earn Quarterly Performance and Override Bonuses, he shall be paid a pro rata share of any Quarterly Performance Bonus or Override Bonus earned during the portion of the contract year prior to such termination date (the "Pro Rata period") which shall be based on the projections as are set forth in Exhibit "A".

         (e) For purposes of this Agreement, BCF shall be defined as the STATIONS' cash operating income before depreciation; amortization of non-cash items, interest and federal and state income taxes, and corporate expenses as calculated by EMPLOYER, in its sole discretion. The BCF budget as set forth in Exhibit "A" shall be the STATIONS targeted BCF for the contract year, as established by EMPLOYER, in its sole discretion, at the beginning of each contract year.

- -------------
(1) Quarterly Performance Bonus to be paid as follows: i.e. End of quarter is March 30 and Bonus to be paid by April 30 and the same for each quarter thereafter, except for the Quarterly Performance earned for the quarter ending December 31, which said Bonus shall be paid on or before April 30 of the following year.

         5.  BENEFITS.    The EMPLOYER shall provide the benefits to the
EMPLOYEE set forth below, which said benefits may be modified from time-to-time, in the EMPLOYER'S sole discretion, i.e. EMPLOYER may select a different health care provider with competitive rates, provided that comparable benefits are offered to EMPLOYEE.





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         (a) Automobile   The EMPLOYER shall provide the EMPLOYEE with the use
of an automobile (and attendant costs) for business purposes, which EMPLOYER shall provide pursuant to a Trade Agreement. For the purposes of this Agreement, a "Trade Agreement" involves goods and services obtained from sponsors who pay for advertising on the STATIONS with such goods or services in lieu of cash. All such Trade Agreements must be for business purposes and must be approved in advance, in writing, by EMPLOYER.

         (b) Health and Medical The EMPLOYER shall provide EMPLOYEE and his immediate family with hospitalization and Major Medical coverage.

    6.   VACATION.   EMPLOYEE shall be given three (3) weeks of paid vacation
each calendar year. All vacation requests must be approved in writing by the EMPLOYER at least two (2) weeks in advance. Vacation must be taken within each contract year or be forfeited; vacation time cannot be carried over from one contract year to another.

    7. OTHER BENEFITS. EMPLOYEE shall be entitled to such other benefits provided by the EMPLOYER, pursuant to its general policies as set forth in the Employee Policy Handbook. Said benefits may be changed from time-to-time in the EMPLOYER'S sole business discretion.

    8. REIMBURSEMENT FOR EXPENSES. EMPLOYEE shall be reimbursed for all reasonable and necessary business expenses for travel and entertainment in connection with EMPLOYER'S business; provided, however, that no reimbursement shall be made for any expenses unless said expenses are properly deductible to the EMPLOYER for federal income tax purposes and consistent with EMPLOYER'S policies, as established by EMPLOYER from time-to-time. As a condition for reimbursement of said expenses, the EMPLOYEE must submit any and all supporting documents together with his expense report, prior to the EMPLOYER'S obligation to reimburse said expenses.

    9.   DEATH OR DISABILITY.     This Agreement shall terminate automatically
and immediately upon EMPLOYEE'S death. In the event the EMPLOYEE shall become "disabled", as defined herein, EMPLOYER shall have the right to terminate this Agreement as of the date not less than seven (7) days from the date of written notice to EMPLOYEE and EMPLOYEE shall be entitled to receive his earned salary to date, as well as any Pro Rata earned Quarterly Performance Bonus and/or any earned Override Bonus. EMPLOYEE shall be deemed to have become disabled if, because of ill health, physical or mental disability or for other causes beyond his control he shall have been unable or unwilling or shall have failed to perform his duties hereunder for a cumulative total of three (3) months within any one contract year, or if he shall have been unable or unwilling or shall have failed to perform his duties for a period of not less than sixty (60) consecutive days.

    10.  RIGHT OF EMPLOYER TO TERMINATE FOR "CAUSE".

         (a) In addition to the EMPLOYER'S right to terminate EMPLOYEE'S employment as provided in Paragraph 11 hereof, EMPLOYEE'S employment may be terminated by EMPLOYER in writing, immediately, at any time, with written notice, upon the occurrence of one or more of the following events; if:





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             (aa)    EMPLOYEE fails, neglects or refuses to perform in any
material aspect any of his obligations hereunder at the time and in the manner set forth herein;

             (bb) EMPLOYEE conducts himself in a degrading manner or engages in any immoral practices or activities which may insult or offend the community and therefore be materially detrimental to the reputation, well-being or properties of EMPLOYER, its officers, directors, shareholders or affiliated companies;

             (cc)    EMPLOYEE materially breaches this Agreement;

             (dd) EMPLOYEE materially jeopardizes EMPLOYER'S ability to operate its business;

             (ee) EMPLOYEE manifests negligence or incompetence in the discharge of his duties hereunder;

             (ff) EMPLOYEE violates local, state or federal laws, rules or policies of the Federal Communications Commission (FCC) or any other governmental agency which may regulate EMPLOYER'S business or fails;

             (gg) EMPLOYEE refuses to comply with the EMPLOYER'S policies, standards and regulations as set forth in the Employer's Handbook or announced from time-to-time by EMPLOYER'S management;

             (hh) EMPLOYEE is intoxicated or uses, possesses, sells, trades in, or delivers, or is under the influence of any illegal drug while performing his duties or while on EMPLOYER'S premises or otherwise at anytime while employed by EMPLOYER;

             (ii) EMPLOYEE becomes "disabled" as defined in paragraph 9 herein;

             (jj) EMPLOYEE is guilty of fraud, dishonesty, disloyalty, willful misconduct or material dereliction in rendering services on behalf of EMPLOYER.

             (kk) Employee fails to achieve eighty-five percent (85%) of the BCF for the Stations in any calendar year as set forth in Exhibit "A".

         (b) In the event of termination pursuant to this Paragraph 10, EMPLOYER shall have no obligation to continue to pay EMPLOYEE the compensation set forth in Paragraph 4 above, or any severance pay and specifically, the EMPLOYER shall be relieved from any and all payments or other liabilities to EMPLOYEE as required by this Agreement, including any Quarterly Performance Bonus and/or Override Bonus award. Notwithstanding the termination of EMPLOYEE'S employment, either by expiration of its term or by termination for any other reason, whether for cause or without cause, the provisions of Paragraphs 14 through 17 shall remain binding and in full force and effect.

    11. TERMINATION WITHOUT CAUSE AND SEVERANCE PAY. In the event this Agreement is terminated by the EMPLOYER without cause, upon written notice, then EMPLOYEE shall be entitled to receive and EMPLOYER shall pay the following sums as Severance Pay:





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         (a) If EMPLOYEE is terminated without cause PRIOR to December 31,
1997, EMPLOYEE shall receive as severance pay, an amount equal to the remaining balance of Base Salary which would have been paid under this Agreement through December 31, 1997. Said payment shall be paid either in a lump sum or in equal monthly amounts at the discretion of the EMPLOYER. EMPLOYEE shall also receive, if eligible, any earned Pro Rata Quarterly Performance Bonus and any earned Pro Rata Override Bonus.

         (b) The payment to the EMPLOYEE of the Severance Pay and the Pro Rata earned Bonuses, shall be in full and complete satisfaction of any and all payments to be made to EMPLOYEE and the EMPLOYER shall have no further obligation to pay to the EMPLOYEE any other sums other than the Severance Pay and said Bonuses.

    12. PAY OR USE OF SERVICES. Nothing herein shall be deemed to obligate EMPLOYER to use EMPLOYEE's services hereunder and EMPLOYER shall have fully discharged its obligations under this Agreement by making the base salary payments in Paragraph 4(a).

    13.  "PAYOLA."   EMPLOYEE represents and warrants that he has not agreed to accept and that he will not accept any money or other form of consideration for the inclusion of any commercial material, plug or reference in any program on any broadcast station owned by or licensed to EMPLOYER, other than the compensation payable to him under this Agreement or under any program approved by EMPLOYER. In addition, EMPLOYEE will comply with EMPLOYER'S policies which prohibit employees from having any voice in the selection of broadcast matter, from

         (a) engaging in any outside business or economic activity which would create a conflict of interest in the selection of broadcast matters;

         (b) accepting any favors, loans, entertainment or other consideration from persons seeking the airing of any broadcast matter in return therefore; and

         (c) promoting over the air (except by means of an appropriate logged commercial announcement) any activity or matter in which the EMPLOYEE has a direct or indirect financial interest.

    Violation of this Section shall constitute cause for termination under Paragraph 10 above.

    14.  CONFIDENTIAL INFORMATION AND TRADE SECRETS.   EMPLOYEE acknowledges
that during the course of his regular duties, he will have access to confidential information and trade secrets, including, but not limited to financial information relating to the STATIONS and EMPLOYER; data relating to formats, promotion, hiring plans, market studies commissioned by EMPLOYER, concepts strategies, acquisitions; EMPLOYER'S business decisions affecting the said STATION or Company; plans regarding EMPLOYER'S structure; financing, personnel; plans of mergers; acquisitions; sales of STATION(S) owned by EMPLOYER; information relating to format changes in any radio station owned by EMPLOYER; methods of doing business and other "know how", or business information which is not in the public domain, which said information EMPLOYEE acknowledges to be a valuable trade asset of EMPLOYER, except for common general





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practices in the radio industry or knowledge in the public domain.  EMPLOYEE shall not at any time during the term of this Agreement or at any time after termination of employment for any reason, directly or indirectly, use for himself or others, or divulge to others any said trade secrets or confidential information or data of EMPLOYER obtained as a result of his employment.

    In the event this covenant is violated EMPLOYER shall be entitled to injunctive relief to prevent the continued violation of this provision.

    15.  PUBLIC STATEMENTS.
    EMPLOYEE agrees not to directly or indirectly publish, circulate, utter or disseminate, or cause to be published, circulated, uttered or disseminated, in a manner or by any means whatsoever, to any person or persons whomsoever, any statements, comments, or material whatsoever, which could or would, in any manner whatsoever, either reflect unfavorably on the reputation of EMPLOYER or harm, damage or impair the business or operations of EMPLOYER unless required by law or by a valid Order of a Court of competent jurisdiction.

    16.  EMPLOYER'S CONFIDENTIAL DOCUMENTS AND PROPERTY.
    Upon termination or the natural expiration of EMPLOYEE'S agreement with EMPLOYER, EMPLOYEE shall turn over immediately to EMPLOYER any property belonging to the EMPLOYER including but not limited to cellular phones, credit cards, keys, trade cards, computers, computer disks and records, automobiles, membership cards, all business correspondence, letters, papers, reports, files, customers' lists, financial data or any other writings, records or property in the possession or control of EMPLOYEE which relate to the business of the STATION or EMPLOYER, all of which writings and records are and will continue to be the sole and exclusive property of EMPLOYER.

    17.  COVENANT NOT TO COMPETE - INDEPENDENT CLAUSE.
    EMPLOYEE acknowledges that during the course of his employment, he may receive specialized training, specific knowledge in the management of stations, access to trade secrets and confidential information, participate in decisions, have access to specific information regarding advertising accounts and ad agencies, rates charged, advertising budgets for accounts; methods of packaging inventory; past, present and future marketing, promotional and sales strategies for said accounts; sales presentations, programming decisions and plans as they relate to sales, format changes, hiring decisions; research information; music and market studies, station revenues, acquisitions and other information of a confidential nature not known publicly or by other radio stations. EMPLOYEE further understands and acknowledges that station has and will devote its resources to develop and maintain an identity between EMPLOYEE and station in order to advance stations' advertising efforts, revenue and BCF and promote its business and that it would be impossible for EMPLOYEE to work for a competitive radio station or other competitor without using and divulging this valuable confidential information. EMPLOYEE acknowledges that EMPLOYER is without an adequate remedy at law in the event this covenant is violated.

    EMPLOYEE further acknowledges that this covenant not to compete is an independent covenant within this Agreement. That this covenant shall survive this Agreement and shall be treated as an independent covenant for the purposes of enforcement. EMPLOYEE acknowledges he has





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actually received good and valuable consideration for the purpose of executing this covenant, as well as other consideration stated herein.

    The EMPLOYEE recognizes that the terms of this covenant are reasonable and necessary for the protection of the EMPLOYER'S business because the value of EMPLOYEE'S services will be enhanced by his association with EMPLOYER.

    EMPLOYEE agrees that he shall not for the period of six (6) months after termination of his employment under this Agreement or any renewal or extension of this Agreement, whether said termination is by voluntary termination/resignation of EMPLOYEE, expiration of the original term and/or any extension thereof, or by termination for cause or without cause of this Agreement and/or for any other reason, including the sale of the assets of the STATION or EMPLOYER are sold regardless of whether this contract is assigned to purchaser or not, he will not directly or indirectly for himself or as an employee of any other person or organization engaged in the business of broadcasting, be employed by, own, manage, operate, control, associate with, advise, consult, be publicly identified with, lend money to, guarantee the obligation of, participate or be connected in any manner as an officer, stock holder, employee, partner, director, consultant or otherwise of any radio or television broadcast station licensed to or whose transmitter is located within any community or area within either the Denver Total Survey Area (as defined by Arbitron), or within the market of any broadcast station owned by EMPLOYER including, but not limited to, any market in which EMPLOYER then currently owns and/or operates any radio or broadcast station at the time of said termination, except that EMPLOYEE may own no more than two (2) percent of the capital stock of any publicly held corporation.

    In the event that, despite the express agreement of EMPLOYEE and EMPLOYER, any provision stated herein shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that the provision shall be interpreted to extend only over the maximum period of time for which it may be enforceable; and/or over the maximum geographical area to which it may be enforceable, and/or to the maximum extent in any and all other respects to which it may be enforceable, all as determined by such court or tribunal.

    If EMPLOYEE violates the restrictions set forth in this Agreement, then the duration of the restrictions under this Paragraph 16, shall be extended for an amount of time equal to the number of days that EMPLOYEE violated the Agreement until the date that EMPLOYER obtains an order enjoining the EMPLOYEE for said violation.

    In the event that EMPLOYEE challenges this Agreement and an injunction is issued staying the implementation of the restrictions imposed herein, the time remaining on the restrictions shall be tolled until the challenge is resolved by final adjudication, settlement or otherwise, except that the time remaining on the restrictions shall not be tolled during any period in which EMPLOYEE is unemployed. If a court finds in favor of EMPLOYER, the restrictions will be imposed for the amount of time that remains on the restrictions at the time they were tolled, or at the time of the court's decision of the restrictions were not tolled, as the case may be.





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    In addition, during the term of this Agreement and for a period of one (1)
year after expiration or termination, regardless of whether terminated with or without cause, either by EMPLOYER or EMPLOYEE, EMPLOYEE agrees he shall not directly or indirectly solicit, attempt to solicit, induce or attempt to induce any officer, full-time or part-time EMPLOYEE or consultant of EMPLOYER to terminate their employment with EMPLOYER or (directly or indirectly employ, hire, retain or) assist in the employing, hiring or retaining or be associated in any manner in any business with a person who within one (1) year prior to such employment, hiring or retainer was employed or connected with in any manner, the EMPLOYER or any of its stations.

    The provisions of this Paragraph 16 of this Agreement, as well as the period of time, geographical areas and types and scope of restrictions of EMPLOYEE'S activities specified herein are intended to be divisible; and, in the event any provision herein shall be deemed invalid or unenforceable in any respect, as to any one or more periods of time, geographical areas, business or activities, the remaining provisions shall not thereby be affected but shall remain in full force and effect; and this Agreement shall be deemed to be amended without further action by the parties hereto to the extent necessary to render it valid and enforceable.

    The EMPLOYEE further acknowledges and agrees that in the event of a breach, or threatened breach of this covenant, the EMPLOYER will suffer immediate and irreparable harm which said harm is presumed to occur, and that EMPLOYER shall be entitled to receive from a Court of competent jurisdiction, a temporary restraining order with or without notice to EMPLOYEE, as well as the entry of a preliminary and permanent injunction. Said right to an injunction shall be in addition to and not in limitation of any other rights or remedies EMPLOYER may have for damages or otherwise.

    EMPLOYEE acknowledges that this covenant is independent and the existence of any agreement or cause of action of EMPLOYEE against EMPLOYER, whether predicated on this agreement or otherwise, shall not constitute a defense to the enforcement by EMPLOYER of this Agreement not to compete.

    It is further expressly understood and agreed that the provisions of Paragraph 13 through 16 inclusive of this Agreement shall apply whether this Agreement is terminated by EMPLOYER or EMPLOYEE or upon its expiration or termination and/or assignment of this Agreement upon the sale of said STATIONS.

    EMPLOYEE recognizes and agrees that EMPLOYER does not have a remedy at law adequate to protect its "Trade Secrets and Confidential Information" and other rights and interests and therefore, EMPLOYEE agrees that EMPLOYER shall have the right to an injunction enjoining him/her from violating Paragraphs 13 through 16 of this Agreement.

    If the EMPLOYEE breaches this provision and the EMPLOYER seeks an injunction or other legal remedy to interpret or enforce this covenant, then the EMPLOYEE agrees to pay all reasonable attorneys' fees and costs of the EMPLOYER both for the trial and any appeal.





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             EMPLOYEE HEREBY AGREES AND ACCEPTS THE TERMS OF THE
             INDEPENDENT COVENANT NOT TO COMPETE.

                          EMPLOYEE:

                          __________________________
                          SAMUEL WELLER


    18. FREEDOM TO CONTRACT. The EMPLOYEE represents and warrants that he has the right to negotiate and enter into this Agreement, and the grant of the rights herein granted and that this Agreement does not breach, interfere with or conflict with any other contractual agreement, covenant not to compete, option, right of first refusal, or other existing business relationship. EMPLOYEE acknowledges that this representation is a material inducement to EMPLOYEE entering into this Agreement and in the event EMPLOYEE breaches this warranty, EMPLOYEE agreed to indemnify and hold harmless EMPLOYER from any and all claims, actions, losses, damages; including but not limited to, reasonable attorney's fees and costs.

    19. ASSIGNMENT. The obligations and rights under this Agreement shall be assignable by EMPLOYER to the purchaser of said STATIONS/EMPLOYER.

    Notwithstanding anything contained herein to the contrary, in the event that EMPLOYER shall sell the STATIONS ("Sale") individually or as part of the assets of EMPLOYER, then EMPLOYEE'S employment under this Agreement may terminate as set forth in Paragraph 11 as of the last day of the first month in which EMPLOYER no longer owns said STATIONS, unless this Agreement is assigned to Purchaser. In the event of assignment of this Agreement, all terms and conditions set forth herein shall be binding on EMPLOYEE and Purchaser. In the event the Agreement is not assigned, the provisions of Paragraphs 14 through 17 shall remain in full force and effect, and specifically the EMPLOYEE shall be bound by the covenant not to compete set forth in Paragraph 17.

    20. INDEMNITY. EMPLOYEE shall indemnify and hold harmless EMPLOYER, its employees, officers, directors, stockholders and agents, and the STATIONS, against any and all loss, cost, liability, damage and expenses occasioned by or in connection with any claim, demand, suit, proceedings, action or cause of action asserted or instituted by any other person, firm or corporation, relating to the violation of infringement of the rights of such other person, firm or corporation, arising out of or in connection with EMPLOYEE'S performance of the services contemplated hereunder, or the breach by EMPLOYEE of any of the provisions of this Agreement.

    21. OBLIGATION TO RENEGOTIATE CONTRACT IN GOOD FAITH. Provided EMPLOYEE'S employment is not otherwise terminated prior to October 1, 1997, then the EMPLOYER and EMPLOYEE shall enter into good faith negotiations for a renewal of this Agreement upon terms acceptable to both parties. EMPLOYER and EMPLOYEE shall have a two (2) week period to agree upon a renewal of this Agreement. If at the expiration of said two (2) week period, and no later than December 15, 1997, the EMPLOYER and EMPLOYEE have not agreed upon the terms to renew this Agreement, then in that event, the EMPLOYEE'S employment shall





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automatically terminate upon the expiration of this Agreement on midnight
December 31, 1997, unless sooner terminated pursuant to the terms contained herein.

    22.  ARBITRATION.     Except for breaches or threatened breaches of the
provisions of Paragraphs 13 through 16 relating to equitable relief, any controversy or claim arising out of or in any way between the EMPLOYEE and EMPLOYER, for any cause or event, including but not limited to claims arising out of the employment relationship and/or termination of the employment with the EMPLOYEE, including without limitation: claims for wages or other compensation; claims for breach of any contract or covenant (except for violations of Paragraphs 13 through 16); all tort claims; claims of constructive discharge; claims for discrimination; including but not limited to any and all past or present controversies, claims, disputes or issues of which EMPLOYEE is or should be aware of against EMPLOYER which are related to or arise out of the employment relationship, including claims for discrimination relating to race, sex, religion, national origin, age, marital status, medical condition, handicap disability or veteran status; claims for benefits, including pension and benefit plans; claims for any violation of any federal, state, local or governmental law, statute, regulation or ordinance; claims relating to tort claims, including but not limited to defamation, liable, slander, intentional interference with contractual or business relations; claims relating to or regarding the arbitrability of any controversy, claim, dispute or issue under the EMPLOYER'S arbitration policies. Said Arbitration shall be conducted pursuant to the Company's Arbitration Policies, if any, and the provisions of the Federal Arbitration Act, 9 U.S.C. Section 1 et. seq. In the event of any litigation or arbitration proceeding, the same shall occur solely in Dallas County, Texas. In the event of litigation or arbitration arising out of this Agreement or the employment relationship or any other claim between EMPLOYER and EMPLOYEE, the prevailing party shall be entitled to recover any and all reasonable attorney's fees and costs incurred both on the trail and appellate level as well as the arbitration level and/or any appeal of the arbitration.

    23.  GOVERNING LAY, VENUE AND WAIVER OF JURY TRIAL.   This Agreement,
including any disputes hereunder and the interpretation, validity and/or enforcement of any provision thereof, shall be governed by the laws of the State of Texas. Any action brought involving the Arbitration and/or enforcement of any of the covenants of this Agreement shall be brought only in a Court of competent jurisdiction in and for Dallas County, Texas and the parties agree to waive any claim relating to forum non convienes. The parties further agree and hereby waive and release any right to a trail by jury in any action arising out of the interpretation, enforcement or breach of this Agreement or any arbitration provision.

    24.  ENTIRE AGREEMENT.    This Agreement contains the entire understanding
between the parties and supersedes and replaces any and all previous agreements and/or oral negotiations. The parties stipulate and agree that neither of them has made any representations concerning the execution and delivery of this Agreement except such representations as specifically set forth herein and that all the terms and conditions of this Employment Agreement are set forth in this writing, and there are no representations or agreements that are not so contained herein and that neither party is relying upon any representation made by the other that is not contained herein in connection with the negotiations and the terms of this Agreement. That this Agreement may only be changed by an Agreement in writing signed by both parties.

    25.  ANTI-COERCION CLAUSE.    Each of the parties hereto has entered into
this Agreement without undue influence, fraud, coercion, duress, misrepresentation or any restraint having been practiced upon them by any other party and further acknowledges that each party has been represented by counsel of their own selection, who are counsel of their own choice and have relied upon the advise of their respective counsel, or have elected not to rely upon the advise of their own counsel and hereby acknowledges that each party, has completely read and understands the terms and conditions of this Agreement, and voluntarily accept said terms.

    26.  SEVERABILITY.    The invalidity or unenforceability of any term or
provision of this Agreement shall not affect the validity or enforceability of any other terms of provisions and this Agreement shall be construed in all other respects as if the invalid or unenforceable term or provision were omitted.

    27. WAIVER. A waiver by either party of any term or condition of this Agreement in any instance shall not be construed as a waiver of any other term or condition. All remedies, rights and obligations contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right or obligation of either party.

    28.  HEADINGS.   The headings used in this Agreement are used for reference purposes only and are not deemed controlling with respect to the contents thereof.

    29.  COUNTERPARTS.    This Agreement may be executed in any number of
counterparts, and each such counterpart shall for all purposes be deemed to be an original.

    30.  ENTIRE AGREEMENT.    This Agreement sets forth the entire
understanding of the parties and it may not be changed except by written document signed by all of the parties hereto.

    31. BINDING EFFECT. The terms of this Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the respective successors, assigns, heirs, beneficiaries and personal representatives.

    32.  NOTICES.    Any notices to be given hereunder by either party to the
other shall be in writing and shall be deemed given when personally delivered or five (5) days after having been mailed by Federal Express or other overnight mail service, or by certified mail, postage prepaid, return receipt requested, addressed as follows:

    If to EMPLOYER:

                        CHANCELLOR BROADCASTING COMPANY
                     12655 N. Central Expressway  Suite 405
                              Dallas, Texas  75243
                      Attention: Steven Dinetz, President

    With a copy to:
                               MATTHEW LEIBOWITZ
                     One Southeast Third Avenue, Suite 1450
                             Miami, Florida  33131

    If to EMPLOYEE:
                                 SAMUEL WELLER
                                5555 Pine Court
                       Greenwood Village, Colorado  80121

    IN WITNESS WHEREOF, the parties hereto have set their hands and seals on the day and year first above written.

Signed, sealed and delivered
in the presence of:


                                        EMPLOYER:
                                        CHANCELLOR BROADCASTING COMPANY


- ---------------------------------       -----------------------------------
Witness                                 BY: STEVEN DINETZ, President


- ---------------------------------
Witness

                                        EMPLOYEE:


- ---------------------------------       -----------------------------------
Witness                                 SAMUEL WELLER


- ---------------------------------
Witness

                                 EXHIBIT "A"



    Quarterly Performance Bonus BCF Projections

                 Denver Stations
                 ---------------
                 $60,000 for achieving $2,741,000
                 $59,400 for achieving $2,714,000
                 $58,800 for achieving $2,686,000
                 $58,200 for achieving $2,659,000
                 $57,600 for achieving $2,631,000
                 $57,000 for achieving $2,604,000

                 Phoenix Station
                 ---------------
                 $20,000 for achieving $4,386,000
                 $19,800 for achieving $4,342,000
                 $19,600 for achieving $4,298,000
                 $19,400 for achieving $4,254,000
                 $19,200 for achieving $4,211,000
                 $19,000 for achieving $4,167,000

BCF 1996 Monthly Projections - Denver      BCF 1996 Monthly Projections - Phoenix
February         $  50,000                         February       $ 99,000
March               88,000                         March           225,000
April              179,000                         April           283,000
May                301,000                         May             454,000
June               271,000                         June            412,000
July               271,000                         July            411,000
August             321,000                         August          507,000
September          313,000                         September       496,000
October            310,000                         October         492,000
November           352,000                         November        577,000
December           284,000                         December        430,000
                   -------                                         -------

                $2,741,000                                      $4,386,000